SHARE EXCHANGE AGREEMENT
                             ------------------------

     THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made as of the 6th day of November, 1998 by and among Clariti Telecommunications International, Ltd., a Delaware (U.S.) corporation formerly known as Sigma Alpha Group, Ltd. ("Clariti"); Chadwell Hall Holdings, Ltd., a corporation formed under the laws of the British Virgin Islands ("CHH") and GlobalFirst Holdings Limited, a corporation formed under the laws of the United Kingdom ("GlobalFirst").

                                   BACKGROUND

     A. Clariti wishes to acquire one hundred percent (100%) of the issued and outstanding stock of GlobalFirst.

     B. CHH owns and is authorized to transfer one hundred percent (100%) of the outstanding stock of GlobalFirst (the "GlobalFirst Shares"). (CHH is sometimes hereinafter referred to as "Seller").

     C. At or prior to the Closing Date, CHH shall deliver to Clariti appropriate documentation authorizing and effectuating a transfer of the GlobalFirst Shares owned by CHH to Clariti in accordance with the terms and conditions of this Agreement .

     NOW THEREFORE, in consideration of the premises and of the respective covenants, representations and warranties contained herein, intending to be legally bound, the parties hereby agree as follows:

     1.  AGREEMENT TO EXCHANGE AND PURCHASE SHARES.
         -----------------------------------------
         1.1  Exchange of Shares.
              ------------------
              1.1.1  Transfer of GlobalFirst Shares. At the Closing (defined in
Section 1.6), Seller shall sell, transfer, assign, convey and deliver to Clariti all right, title and interest in or to the GlobalFirst Shares, which shall be free and clear of any and all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever. At the Closing Date, Seller shall deliver to Clariti stock certificates representing the GlobalFirst Shares, each certificate to be duly endorsed in blank or with stock powers annexed thereto duly endorsed in blank, in proper form for transfer of the GlobalFirst Shares to Clariti upon delivery.

              1.1.2 Issuance of Clariti Shares. Simultaneously with the transfer and assignment of the GlobalFirst Shares in accordance with Section
1.1.1 and in full and complete consideration of its receipt thereof, Clariti shall cause to be issued to Seller Seventy-Six Million Five Hundred and Seventy-One Thousand Five Hundred (76,571,500) shares of Clariti's common stock $.001 par value (the "Clariti Common Stock Issued to Seller"). The Clariti Common Stock Issued to Seller shall be issued in the names of CHH and/or its designees in such proportions and amounts as CHH shall direct Clariti at Closing. All certificates representing the Clariti Common Stock Issued to Seller shall be delivered to CHH.


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              1.1.3  Failure To Deliver the Stock.  If at the Closing Seller
should refuse or fail to deliver any of the GlobalFirst Shares, provided that Clariti has satisfied all of its obligations hereunder to be performed at or prior to the Closing, and all of the conditions precedent to the obligations of GlobalFirst and CHH set forth in Section 8 hereof have been satisfied, Clariti may terminate this Agreement without any further liability on its part whatsoever or accept delivery of such of the GlobalFirst Shares as are tendered at the Closing.

              1.1.4 Conditions Precedent. Clariti shall not be obligated to consummate the transactions set forth in Paragraphs 1.1.1 and 1.1.2 hereof (the "Exchange of Shares") prior to the consummation of the transactions set forth in Paragraphs 1.2 hereof (the "Purchase of Shares").

         1.2 Purchase of Additional Shares. Subject to satisfaction of the conditions precedent set forth in Section 1.1.4, at the Closing, CHH and/or its designee shall pay Clariti the sum of Ten Million Eight Hundred and Fifty Thousand U.S. Dollars (USD $10,850,000), by certified check or wire transfer, in exchange for Clariti's issuance to CHH and/or its designee of Six Million One Hundred and Ninety-Nine Thousand Nine Hundred and Twenty-Nine (6,199,929) shares of Clariti's common stock $.001 par value (the "Additional Clariti Common Stock Sold to Seller").

         1.3 Absence of Encumbrances on Common Stock. The Clariti Common Stock Issued to Seller and the Additional Clariti Common Stock Sold to Seller (collectively, the "Clariti Common Stock of Seller") shall be free and clear of any and all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever. At the Closing, Clariti shall deliver to Seller stock certificates representing the Clariti Common Stock of Seller.

         1.4 Board of Directors. Simultaneously with the date hereof, the Board of Directors of Clariti shall appoint The Lord Simon Clanmorris as a director to serve on the Board of Directors of Clariti.

         1.5 Closing. The consummation of the transactions contemplated by this Agreement shall take place on December 15, 1998 or such other date as shall be mutually agreed upon by the parties in writing and shall take place at the offices of Pennsylvania Merchant Group located in West Conshohocken, Pennsylvania, at 1:00 p.m. or at such other date and time mutually agreed to by the parties (the "Closing" or the "Closing Date").

     2. COVENANTS OF CHH AND GLOBALFIRST. CHH and GlobalFirst, severally, with respect to itself only, hereby agree to perform and comply with the following covenants:

         2.1 Conduct of Business Pending Closing. From and after the date hereof until the Closing Date, GlobalFirst and each of the Wholly-Owned Subsidiaries (as defined in Section 3.6.) (hereinafter, GlobalFirst and the Wholly-Owned Subsidiaries shall be collectively referred to as the "Companies") shall:

              2.1.1  Maintain its existence in good standing;

              2.1.2 Maintain the general character of its business and conduct its business in the ordinary and usual manner;

              2.1.3 Maintain business and accounting records consistent with such Company's past practices;
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              2.1.4  Maintain its properties in accordance with past practice:

              2.1.5 Use commercially reasonable efforts to preserve its business intact and to preserve the goodwill of their customers and others having business relations with any of the Companies; and

              2.1.6 Immediately notify Clariti of any change or condition adversely impacting such covenants.

         2.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Clariti in writing, from the date hereof until the Closing Date, GlobalFirst shall cause each of the Companies not to take any of the following actions, except (i) in order to comply with the terms of any contract, agreement or instrument to which any of the Companies is a party or by which any of the Companies is bound, (ii) as required in order to comply with any law, rule, regulation, court order or judgment or (iii) as set forth and described in Schedule 2.2, which schedule shall be delivered to Clariti by no later than November 20, 1998 and which schedule shall, to the knowledge of GlobalFirst and CHH, disclose all of the following actions:

              2.2.1 Amend or otherwise change its respective certificates or articles of incorporation, bylaws or other governing documents;

              2.2.2 Issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock, any bonds or any other of its securities;

              2.2.3 Declare, set aside, make or pay any dividend or other distribution to their shareholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any split-up or any recapitalization or make any changes in its authorized or issued capital stock;

              2.2.4 Sell, transfer or otherwise dispose of or agree to sell, transfer or dispose of any of its assets, except assets sold, used or consumed in the ordinary course of business;

              2.2.5 Take any action prior to the Closing Date that would breach any of the representations and warranties contained in this Agreement; or
              2.2.6 Operate the business of any of the Companies in any way other than in the ordinary course of business.

         2.3	  Access.  From and after the date hereof until the Closing, CHH and GlobalFirst, jointly and severally, shall cause the respective shareholders, directors, officers, employees, consultants, independent certified public accountants, counsel and other agents and representatives of each of the Companies (the "GlobalFirst Representatives") to afford to three
(3) representatives of Clariti, subject to each of such representatives of Clariti executing and delivering to GlobalFirst confidentiality agreements in the form attached to this Agreement as Exhibit A ("Confidentiality
Agreements"): (i) free and full access at all reasonable times during ordinary business hours to all of each Companies' properties, customer lists, contracts, books, records and other property, including all computerized information and data bases and any tax returns, financial statements, budgets, projections, operating reports and related information, whether completed or otherwise and

(ii) the right to: (a) consult with the GlobalFirst Representatives at all reasonable times during ordinary business hours, (b) to take a physical inventory of any of the Companies or to audit all or any part of the Companies' books and records, through an independent certified public accountant of Clariti or otherwise, (c) review and copy the work papers and other records of any independent certified public accountants of any of the Companies and such additional financial and operating data and other information as to the business and properties of any of the Companies as Clariti shall from time to time reasonably require for the purpose of evaluating the Companies and the transactions contemplated in this Agreement; provided, however, that any such investigations shall not affect or otherwise diminish or obviate in any way any of the representations and warranties of CHH and GlobalFirst.

         2.4 Post Closing Affirmative Covenants. From and after the Closing, Clariti, GlobalFirst and CHH jointly and severally (hereinafter referred to as the "Covenantors") shall, to the extent not in contravention of (i) any applicable law, rule, regulation, court order, judgment, or decree, (ii) the certificate of incorporation of Clariti (until and unless the same is appropriately amended to allow such action by vote of its shareholders and all required corporate action under applicable law), (iii) any contract, agreement or instrument to which Clariti, GlobalFirst and CHH are parties or by which they or any of their properties are bound, or (iv) any fiduciary duties or legal duties of officers, directors or shareholders of Clariti to Clariti, to the minority shareholders of Clariti, or to others, take the following actions:

              2.4.1 Clariti Wireless. Cause to be incorporated, immediately following Closing, a wholly-owned subsidiary of Clariti, which shall be called Clariti Wireless International, Ltd., a Delaware corporation ("Clariti Wireless"). The officers of Clariti Wireless shall correspond substantially to those officers presently serving as officers of Clariti as of the date hereof:
(i) the Board of Directors of Clariti Wireless shall consist of the directors presently serving as directors of Clariti as of the date hereof, which directors shall hold a majority of the Board seats and (ii) Clariti shall transfer those of its assets as are listed in Schedule 2.4.1 hereto to Clariti Wireless, which schedule shall be delivered to GlobalFirst no later than November 30, 1998.

              2.4.2 Use of Proceeds. If and to the extent determined by the Board of Directors of Clariti after the Closing, in its reasonable business judgment, provide the necessary funding for Clariti Wireless to roll-out its digital voice pager known as [name withheld for reasons of confidentiality].

              2.4.3 Board of Directors. Cause a person designated by a majority of those members of the Board of Directors of Clariti as of the date hereof, and a person designated by CHH, to be appointed to the Board of Directors of Clariti, each to serve as a Director on such Board for a minimum term of three (3) years commencing on the Closing Date. The parties shall cause the Bylaws of Clariti to reflect that (i) the Board of Directors of Clariti shall consist of not less than three nor more than twelve directors, each to be elected by a vote of the shareholders of Clariti, no cumulative voting being allowed, or by vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present, to serve until his successor is elected and qualified, and (ii) actions by the Board of Directors may be taken by action of a majority of the directors present and voting at a meeting of the Board of Directors at which at least a majority of the total number of Directors are present, constituting a quorum for the conduct of business, or as otherwise permitted pursuant to the Delaware General Business Corporation Law.

              2.4.4 Future Share Issuances. For a period of three (3) years commencing with the Closing Date, Clariti shall not issue: (i) any preferred stock or other class or series of stock which has superior rights to the existing common stock or (ii) any additional shares, whether voting or nonvoting, of any class of stock, if after giving effect to such issue, the aggregate, combined percentage interest in Clariti of the record shareholders of Clariti as of the date of this Agreement would then be less than ten percent (10%), unless such additional shares shall be issued to a third party in an arms' length transaction in exchange for fair market value or in a transaction as to which Clariti receives a fairness opinion from a nationally recognized investment banking firm selected by its Board of Directors.

         2.5	  Post Closing Negative Covenants.  For a period commencing
with the Closing Date and continuing until the earlier to occur of: (i) the date which is three (3) years from the Closing Date or (ii) the date on which the Board of Directors of Clariti determine not to fund the roll-out of [name deleted for reasons of confidentiality] in accordance with Section 2.4.2, the Covenantors shall not, without the unanimous consent of the Board of Directors of Clariti, and subject to any fiduciary duties or legal duties of officers, directors or shareholders of Clariti:

              2.5.1 Make any material change in the business operations of Clariti Wireless;

              2.5.2  Voluntarily liquidate or dissolve Clariti Wireless;

              2.5.3 Alter, amend or repeal any provision of Clariti Wireless Bylaws; or

              2.5.4 Sell, lease, exchange or otherwise dispose of all or substantially all of the assets of Clariti Wireless;

     3. REPRESENTATIONS AND WARRANTIES BY CHH AND GLOBALFIRST. CHH and GlobalFirst, hereby severally, with respect to itself only, represent and warrant to Clariti that, the statements contained in this Section 3 are true, correct and complete in all material respects as of the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing, except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be arranged to correspond to the lettered and numbered sections contained in this Section 3. All schedules referenced in this Section 3 shall be delivered by CHH and/or GlobalFirst to Clariti by no later than November 20, 1998.

         3.1 Organization and Authorization. CHH is a corporation, duly organized, validly existing and in good standing under the laws of the British Virgin Islands. GlobalFirst is a corporation, duly organized, validly existing and in good standing under the laws of the United Kingdom. Each of CHH and GlobalFirst is duly qualified and in good standing in every other jurisdiction where the failure to be so qualified would have a material adverse effect on its business. Each of CHH and GlobalFirst has all requisite corporate power and authority and, except as set forth in Schedule 3.1 hereto, all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith, except for such licenses and permits the failure to have which would not have a material adverse effect on the business and operations of CHH, GlobalFirst and their affiliates, taken as a whole. The execution and delivery of this Agreement, and the actions contemplated hereby have been duly authorized by all necessary corporate action by the Board of Directors of CHH and GlobalFirst and their respective shareholders, which are the only corporate approvals required by CHH and GlobalFirst, such Board of Directors' approval having been lawfully and validly obtained.

         3.2 Capitalization. The total authorized capital stock of GlobalFirst consists of one million (1,000,000) shares of common stock one pound par value of which, the GlobalFirst Shares have been validly issued and are outstanding and are fully paid and nonassessable. All of the GlobalFirst Shares were issued in compliance with all applicable federal, state and foreign securities laws and regulations, have been duly and validly authorized and issued and are fully paid and nonassessable, free of preemptive rights , and to CHH's and GlobalFirst's knowledge, with no liability attaching to the ownership thereof. None of the GlobalFirst Shares have been issued in violation of any stockholder's preemptive rights.

         3.3 Options. Except as set forth on Schedule 3.3 hereto, there are no existing agreements, subscriptions, options, warrants, puts, calls,commitments, pledges, assignments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from GlobalFirst or from CHH, at any time, or upon the happening of any stated event, any securities of CHH or GlobalFirst, whether or not presently issued or outstanding, nor are there any outstanding securities of CHH or GlobalFirst of any type which are convertible into or exchangeable for shares or other securities of CHH or GlobalFirst, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from GlobalFirst, or from CHH, any securities so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting or transferability of any shares or securities of GlobalFirst or of CHH.

         3.4 Freedom to Contract. The execution and delivery of this Agreement by CHH and GlobalFirst does not and the performance by them of their obligations hereunder will not: (a) violate or conflict with any provision of the Certificates or Articles of Incorporation or Bylaws of CHH or GlobalFirst, or any amendments thereto or restatements thereof, (b) to the knowledge of CHH and GlobalFirst, violate any of the terms, conditions or provisions of any law or order of any court or governmental authority or (c) to the knowledge of CHH and GlobalFirst, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, instrument or obligation, oral or written, to which CHH or GlobalFirst is a party (whether as an original party or as an assignee or successor) or by which any of them or any of their respective properties is bound.

         3.5 Charter and Organizational Documents. On or before November 20, 1998, CHH and GlobalFirst shall deliver to Clariti a copy that is true, correct and complete in all material respects of the certificate or articles of incorporation, by-laws and any other governing documents of CHH and GlobalFirst and each of the Wholly-Owned Subsidiaries (as defined in Section 3.6), and any amendments thereto or restatements thereof. The corporate or other minute books of GlobalFirst and each Wholly Owned Subsidiary, which shall be made available to Clariti at any time prior to Closing, accurately reflect in all material


>PAGE>

respects all corporate action required to be passed upon by the stockholders and boards of directors of GlobalFirst and each Wholly Owned Subsidiary, respectively. The stock certificate books and stock transfer ledgers of GlobalFirst and each Wholly Owned Subsidiary, which shall be made available to Clariti for inspection prior to the Closing, are true, correct and complete in all material respects. To the knowledge of GlobalFirst, all stock transfer taxes levied or payable with respect to all transfers of shares of GlobalFirst and each Wholly Owned Subsidiary prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

         3.6 Wholly-Owned Subsidiaries. GlobalFirst owns one hundred percent (100%) of the ownership interests of the corporations listed on Schedule 3.6 hereto (the "Wholly Owned Subsidiaries"). Schedule 3.6 also includes a general description of each Wholly Owned Subsidiaries' current operations, its assets and liabilities and annual revenue and profit (loss) figures. Each Wholly Owned Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Wholly Owned Subsidiary is qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business of such Wholly Owned Subsidiary. Each Wholly Owned Subsidiary has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith where the failure to have such licenses or permits would have a material adverse effect on the businesses of such Wholly Owned Subsidiary. Except for its ownership interests in each Wholly Owned Subsidiary and except for such additional contract interests in other entities as are set forth in Schedule 3.6, GlobalFirst does not, directly or indirectly, have any ownership or other interest in, or control of, any corporation, partnership, joint venture, business association or other entity (whether as an original party or as an assignee or successor).

         3.7 Directors and Officers. Schedule 3.7 contains a true, correct and complete list of the directors and officers of CHH, GlobalFirst and each Wholly Owned Subsidiary.

         3.8 Financial Statements. CHH and GlobalFirst shall furnish to Clariti, on or before November 15, 1998, copies of the financial statements described in this Section 3.8 below (the "Financial Statements").

              3.8.1 The financial statements to be furnished to Clariti for the Companies include:

                     A. Audited consolidating balance sheets and statements of income, stockholders' equity and cash flows for GlobalFirst and each of the Wholly-Owned Subsidiaries, for the calendar years ended December 31, 1996 and 1997 prepared in accordance with generally accepted accounting principals applied on a consistent basis.

                     B. Unaudited consolidated [and consolidating] balance sheets and statements of income, for the year-to-date periods ending on September 30, 1998 (the "Most Recent Financial Statements"), August 31, 1998 and July 31, 1998 (collectively, the "Interim Statements"), prepared from the Companies' respective books and records, but subject to normal year end adjustments and consolidating adjustments, and without footnotes.

The above-described financial statements fairly present the financial position of the Companies as of the date thereof and the results of operations of the Companies for the periods presented, subject to normal consolidating and year-end adjustments with respect to the results of operations. Except as set forth in any of the Interim Statements (defined below), or in Schedule 3.8.1 hereto, since June 30, 1998 with respect to GlobalFirst and December 31, 1997 with respect to the other Companies, there has been no: (a) material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of GlobalFirst, or to the knowledge of GlobalFirst, any of the Companies, (b) material liability or obligation of any nature whatsoever (or the GlobalFirst's knowledge, any contingent liability or obligation) incurred by GlobalFirst, or to GlobalFirst's knowledge, any of the Companies, other than current liabilities or obligations incurred in the ordinary course of business,(c) material change in the accounting methods or practices followed by any of the Companies or (d) other event or condition of any character which has materially adversely affected GlobalFirst's, or to GlobalFirst's knowledge, any of the Companies' assets, business or prospects.

         3.9  Absence of Undisclosed Liabilities.  Except as set forth in
Schedule 3.9 hereto, or except for amounts stated or properly reserved for in the Most Recent Financial Statements or liabilities incurred after the date thereof in the ordinary course of business, to the knowledge of CHH and GlobalFirst, none of the Companies have any material liabilities, obligations or contingencies. On or before November 20, 1998, CHH and GlobalFirst shall provide to Clariti copies, true, correct and complete in all material respects, of all debt instruments, including, without limitation, any loan agreement or promissory note, security agreement, or other evidence of any indebtedness or lien in an original principal amount in excess of One Hundred Thousand Dollars ($100,000), to which GlobalFirst is a party, and shall cause each of the Companies to present to Clariti copies of such documents with respect to any indebtedness or lien in an original principal amount in excess of One Hundred Thousand Dollars ($100,000), to which such Company is a party.

         3.10 Title to Properties. To the knowledge of CHH and GlobalFirst, each of the Companies has good and marketable title to all properties and assets (a) reflected on the Financial Statements or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Financial Statements), subject only to: (a) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (b) with respect to personal property, the rights of customers of the Companies with respect to inventory or work in progress under orders or contracts entered into by the Companies in the ordinary course of business, (c) liens reflected in the Financial Statements or notes thereto, or
(d) liens for taxes not yet delinquent.

         3.11 Other Contracts and Documents. Except as disclosed in some other Schedule hereto, Schedule 3.11 lists all material written executory contracts in effect as of the date hereof, which exceeds One Hundred Thousand Dollars ($100,000) in value, to which GlobalFirst or any of the Companies is a party (whether as an original party or an assignee or successor). On or before November 20, 1998, GlobalFirst shall provide Clariti with copies of material written executory contracts to which any of the Companies is a party (whether as an original party or an assignee or successor) which: (a) was not made in the ordinary course of business; (b) as of the, date hereof exceeds or at any time prior to the date hereof exceeded Five Hundred Thousand Dollars ($500,000) in value; and/or (c) either (i) restricts any of the Companies or any of their respective employees from engaging in business or from competing in any line of business with any other parties or (ii) provides for a line of credit or guarantee, pledge of undertaking of the indebtedness of any other person or entity. Also included on Schedule 3.11 is a description and summary of all proposed acquisitions, mergers, consolidations or similar transactions involving the Companies (the "Acquisitions"), as of the date on which such
Schedule 3.11 was prepared. GlobalFirst shall make available to representatives of Clariti, upon written request, for their review, subject to the provisions of Section 2.3, true and correct copies of all material agreements, documents and information of or relating to such Acquisitions. Except as set forth in
Schedule 3.11, there are no existing agreements, options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of any of the Companies, except for those contracts entered into by any of the Companies in the ordinary course of business.

         3.12 Absence of Default. Except as set forth in Schedule 3.12 and except such instances of non-compliance as would have a material adverse effect on the business and operations of GlobalFirst and all of the Companies taken as a whole to the knowledge of CHH and GlobalFirst, the Companies have complied in all material respects with and performed all of their respective material obligations required to have been performed prior to the date hereof under all material contracts, agreements and leases to which any of them is a party (whether as an original party or as an assignee or successor) as of the date hereof, and are not in default in any material respect under any contract, agreement, lease, undertaking, commitment or other obligation; and to the knowledge of CHH and GlobalFirst, no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder in any material respect. CHH and GlobalFirst have no knowledge that any party has failed to comply with or perform any of its material obligations required to have been performed prior to the date hereof under any material contract, agreement or lease to which any of the Companies is a party (whether as an original party or as an assignee or successor) as of the date hereof, or that any event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default by such party thereunder.

         3.13 Distributions, Satisfactions, Obligations. Except as set forth in Schedule 3.13 hereto, since the date of the Most Recent Financial Statements, to the knowledge of CHH and GlobalFirst, none of the Companies has:

               (a) Issued any other shares of its capital stock, bonds or any other of its securities;

               (b) Incurred any obligations or liabilities for money borrowed or any additional debt in an original principal amount greater than U.S. $100,000 other than trade debt, or assumed, guaranteed or otherwise become responsible for any obligation of any other party in a principal amount greater than U.S. $100,000, or agreed to so do;

               (c) Incurred any material obligations or liabilities in an amount in excess of U.S. $100,000, other than in the ordinary course of business;

               (d) Mortgaged or pledged or subjected to lien, charge or other encumbrance, any of its assets, tangible or intangible, except for capital leases, equipment leases, and liens securing debt in an amount less than U.S. $100,000, or in the ordinary course of business;

               (e) Declared, set aside or made or paid any dividend or other distribution to any its stockholders, partners or members; or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or ownership interest, or authorized or effected any split-up or any recapitalization or made any changes in its authorized or issued capital stock;

               (f) Sold, transferred or disposed of any of its assets for consideration in excess of U.S. $ 100,000 or having a book value in excess of U.S. $50,000, except assets used or consumed in the ordinary course of business and obsolete equipment and equipment which has been replaced in the ordinary course of business;

               (g) Suffered any material adverse change in its business, material damage to its assets, disruption of business or losses, whether covered by insurance or not, or waived any rights of substantial value; or

               (h) Operated its business in any way other than in the ordinary course.

         3.14 Litigation. Except as disclosed on Schedule 3.14, as the same may be updated, from time to time, by GlobalFirst or CHH prior to Closing, there are no material actions, suits, material labor disputes or arbitrations, legal or administrative proceedings pending against the Companies, and to the knowledge of CHH and GlobalFirst, no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations have been threatened against the Companies or any of their respective assets, properties or businesses. Except as set forth on Schedule 3.14, neither the Companies, nor the assets, properties or business of any of them, is subject to any material judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal which has or will have a material adverse effect on the Companies taken as a whole, on a consolidated basis.

         3.15 Compliance with Laws. To the knowledge of CHH and GlobalFirst, each of the Companies has complied with, and is not in violation of, any law, ordinance or governmental rule or regulation to which it or its business or its assets and properties (real, personal and intangibles) is subject, which in the event of any noncompliance, would have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of such Company. To the knowledge of CHH and GlobalFirst, none of the Companies has received any claim or notice of any violation of any building, zoning, fire, health or employment laws, ordinances, rules or regulations relating to the properties, assets, premises, business or employees of the Companies which has not been fully remedied, which violation would have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Companies.

         3.16 Tax Matters. To the knowledge of CHH and GlobalFirst, each of the Companies has filed all required federal, state, county, local, foreign and other tax returns and reports, paid all taxes shown to have been due on such returns and reports, including interest and penalties with respect thereto, and withheld all amounts required to have been withheld by the Companies from employees or workers for income taxes, social security and other payroll taxes. To the knowledge of CHH and GlobalFirst, except as set forth in Schedule 3.17, none of the Companies is a party to any pending action by any governmental authority for assessment or collection of taxes, or party to any dispute or, to CHH's and GlobalFirst's knowledge, threatened dispute in which an adverse determination would have a material adverse effect on the business, operations, properties, or financial condition of the Companies.

     4. REPRESENTATIONS AND WARRANTIES BY SELLER AND GLOBALFIRST. Each of Seller and GlobalFirst, severally with respect to itself only, represents and warrants to Clariti as follows:

         4.1 Title to Shares. The Seller presently owns, controls and is authorized to transfer one hundred percent (100%) of the outstanding shares of GlobalFirst. Seller is the lawful record and the beneficial owner of, and has good and marketable title to one hundred percent (100%) of the GlobalFirst Shares. Seller owns the GlobalFirst Shares free and clear of any and all liens, claims, charges, pledges, security interests, warrants, puts, calls, trusts (voting or otherwise) or rights of any kind granting any interest in or right to purchase any of the GlobalFirst Shares or other encumbrances of any nature whatsoever ("Liens").

         4.2 Power and Capacity. GlobalFirst and Seller have and will have at Closing the full right, power and capacity (a) to execute, deliver and perform this Agreement and (b) to perform all other transactions contemplated to be performed by it hereunder. Seller, severally with respect to himself or itself only, has the full right, power and capacity to sell, transfer and deliver the GlobalFirst Shares owned by such Seller to Clariti under and pursuant to the terms of this Agreement. This Agreement is a valid and binding obligation of Seller and GlobalFirst. Simultaneously upon delivery of and payment for the GlobalFirst Shares pursuant to this Agreement, the Seller shall transfer to Clariti good and marketable record and beneficial title to the GlobalFirst Shares held by Seller, free and clear of any and all Liens.

         4.3  Restricted Shares.  Seller represents and warrants as follows:

              4.3.1 The Clariti Common Stock of Seller (hereinafter referred to as the "Clariti Stock") received or to be received from Clariti pursuant to this Agreement are (a) being acquired for Seller's own account and not with the present view towards the distribution thereof without compliance with securities laws and (b) is subject to certain restrictions on transferability as provided under the Securities Act. Seller agrees that Seller will not dispose of the Clariti Stock except (1) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of Clariti's securities counsel, is exempt from registration under the Securities Act, or the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

              4.3.2 The Clariti Stock is being offered and sold under exemptions from the registration provisions of the Securities Act including, but not limited to Sections 3(b), 4(2) and 4(6) of the Securities Act and Regulation D promulgated thereunder; that Seller is purchasing the Clariti Stock without being furnished any offering literature, a prospectus or offering memorandum; that this transaction has not been scrutinized by the SEC or by any administrative agency charged with the administration of securities laws of any state; that all information, documents, records and books pertaining to this investment and Clariti have been made available upon request to Seller and Seller's representatives, including Seller's attorney, accountant and/or purchaser representative.

              4.3.3 Seller has read and considered the SEC Reports (as hereinafter defined) and understands that investments in the Clariti Stock are accompanied by a degree of risk, and there are substantial restrictions on the transferability of the Clariti Stock.

              4.3.4 Seller is able to (a) bear the economic risk of this investment, (b) hold the Clariti Stock indefinitely and (c) presently afford a complete loss of this investment.

              4.3.5 Seller has adequate means of providing for current business needs and business contingencies and has no need for liquidity in this investment.

              4.3.6 Seller has such knowledge and expertise in financial and business matters and is capable of evaluating the merits and risk of investment in the Clariti Stock and of making an informed investment decision. Seller confirms that in making the decision to purchase the Clariti Stock, Seller has relied solely upon Seller's independent investigations by Seller and/or Seller's representatives, including Seller's own professional tax, legal and other advisors and that Seller and such representatives and advisors have been given the opportunity to ask questions of and to receive answers from, persons acting on behalf of Clariti concerning the terms and conditions of this offering, Clariti's business and associated risks and to obtain any additional nformation, to the extent such persons possess such information or can acquire it without unreasonable effort or expense.

              4.3.7 Seller confirms that: (i) the Clariti Stock is being acquired by Seller in good faith solely for Seller's own account and investment purposes only and is not being purchased for resale, resyndication, distribution, subdivision or fractionalization thereof and (ii) Seller has no contract or arrangement with any person to sell, transfer or pledge to any person the Clariti Stock or any part thereof, any interest therein or any rights thereto. Seller has no present plans to enter into any such contract or arrangement.

              4.3.8 Seller understands that neither the SEC nor any other federal or state agency has passed upon or made any recommendation or endorsement of the Clariti Stock. Seller further acknowledges that the Clariti Stock has not been registered under the Securities Act or under any state securities laws. Seller therefore acknowledges that the Clariti Stock cannot be sold unless such stock is subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available. Seller further understands that Clariti is relying upon the truth and accuracy of Seller's representations, declarations and warranties made herein by offering the Clariti Stock for sale to Seller without having first registered same under the Securities Act.

              4.3.9 Seller realizes that, in the absence of the availability of Rule 144, any disposition the Clariti Stock may require compliance with the registration provisions of the Securities Act and state securities laws or exemption provisions thereunder.

              4.3.10 Seller consents to stop transfer instructions being placed with the transfer agent for the Clariti Stock and the placement of a legend on all certificates evidencing the purchase of the Clariti Stock which legend shall be in form substantially as follows:

	THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SALE OR OTHER DISPOSITION OF THESE SHARES IS RESTRICTED AND IN ANY EVENT IS PROHIBITED UNLESS

THE HOLDER OF THIS CERTIFICATE RECEIVES AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO CLARITI AND ITS COUNSEL, THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

              4.3.11 Seller is an "accredited investor" as such term is defined in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended.

              4.3.12 Seller acknowledges that Seller understands the meaning of the legal consequences of the representations, acknowledgments and warranties contained in this Section 4.4 and hereby agrees to indemnify and hold harmless Clariti and its officers, directors, attorneys and representatives, against any and all loss, damage and/or liability, including costs and reasonable attorneys fees, due to or arising out of a breach of any representation, warranty undertaking or acknowledgement of Seller contained in this Section 4.4 or arising out of the sale of the Clariti Stock by Seller in violation of the Securities Act or any other applicable state or federal securities laws.

              4.3.13 Seller acknowledges that no general solicitation or general advertising regarding the offering (including communications published in any newspaper, magazine or similar broadcast) has been received by or communicated to Seller and no public solicitation or advertisement with respect to the offering of the Clariti Stock has been made to the Seller.

              4.3.14 Seller represents that Seller is not affiliated with or associated with any member of the National Association of Securities Dealers, Inc. (the "NASD") and that GlobalFirst is not in control of, controlled by, or under common control with any person or entity that is affiliated or associated with any member of the NASD.

     5. COVENANTS OF CLARITI. Clariti hereby covenants and agrees with CHH and GlobalFirst as follows:

         5.1 Conduct of Business Pending Closing. From the date hereof until the Closing Date, Clariti shall:

              5.1.1  Maintain its existence in good standing;

              5.1.2 Maintain the general character of its business and conduct its business in the ordinary and usual manner;

              5.1.3 Maintain business and accounting records consistent with its past practices;

              5.1.4  Maintain its properties in accordance with past practice;

              5.1.5 Use commercially reasonable efforts to preserve its business intact, to preserve the goodwill of its customers and others having business relations with Clariti or any of its subsidiaries and to keep available to Clariti the services of its present officers and employees; and

              5.1.6 Immediately notify CHH and GlobalFirst of any change or condition adversely impacting such covenants.

         5.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved in writing by CHH and GlobalFirst, from the date hereof until the Closing Date, Clariti shall not take the following actions, except
(i) as required in order to comply with the terms of any contract, agreement or instrument to which Clariti is a party or by which Clariti is bound; (ii) as required in order to comply with any law, rule, regulation, court order or judgment or (iii) as set forth and described in Schedule 5.2 which schedule shall be delivered to GlobalFirst and CHH by no later than November 20, 1998 and which schedule shall, to the knowledge of Clariti, disclose all of the following actions:

              5.2.1 Amend or otherwise change its certificate of incorporation, bylaws or other governing documents;

              5.2.2 Operate the business of Clariti in any way other than in the ordinary course;

              5.2.3 Authorize or issue shares of any class or series of equity securities or securities convertible into or exercisable for any equity securities;

              5.2.4 Restructure, reclassify or otherwise modify or amend the terms of its common stock or any other class or series of equity securities or securities convertible into or exercisable for any equity securities of Clariti.

              5.2.5 Voluntarily liquidate, dissolve or wind-up Clariti, make any filing under any state or federal bankruptcy, insolvency or reorganization law or other law for relief from creditors or the protection of debtors, make any assignment for the benefit of creditors or consent to the appointment of a receiver for itself or any part of its property, or conduct any form of recapitalization or reorganization of Clariti (other than pursuant to the terms hereof); or

              5.2.6 Merge or consolidate with or into any other entity, or permit any other entity to consolidate or merge with or into Clariti, or participate (other than pursuant to the terms hereof) in a share exchange with or sell, license, lease, transfer, mortgage, pledge, encumber, contribute, or otherwise dispose of all or any substantial part of its assets (tangible or intangible), or all or any substantial part of it intellectual property, to any other person or entity, or enter into any transaction series of related transactions which results in a change in the person or persons exercising control of Clariti immediately prior to such transactions, other than (i) sales of assets in the ordinary course of business, or (ii) licenses granted in the ordinary course of business.

         5.3 Access. From and after the date hereof until the Closing, Clariti shall cause its directors, officers, employees, consultants, independent certified public accountants, counsel, officers, agents and representatives (the "Clariti Representatives") to afford to three (3) representatives of Seller, subject to each of such representatives of Seller executing and delivering to Clariti, Confidentiality Agreements in the form attached to this Agreement as Exhibit A: (i) free and full access at all reasonable times during ordinary business hours to Clariti's properties, customer lists, contracts, books, records and other property, including all computerized information and data bases and any tax returns, financial statements, budgets, projections, operating reports and related information, whether completed or otherwise; and
(ii) the right to (a) consult with the Clariti Representatives at reasonable times during ordinary business hours, (b) to take a physical inventory of Clariti or to audit all or any part of Clariti's books and records, through an independent certified public accountants designated by GlobalFirst or CHH, or otherwise, (c) review and copy the work papers and other records of any independent certified public accountants of Clariti and such additional financial and operating data and other information as to the business and properties of Clariti as Seller shall from time to time reasonably require; provided, however, that any such investigations shall not affect or otherwise diminish or obviate in any way any of the representations and warranties of Clariti.

    6. REPRESENTATIONS AND WARRANTIES OF CLARITI. Clariti represents and warrants to CHH and GlobalFirst that the statements contained in this Section 6 are true, correct and complete in all material respects as of the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing, except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be arranged to correspond to the lettered and numbered sections contained in this Section 6. All schedules referenced in this Section 6 shall be delivered to GlobalFirst by no later than November 20, 1998.

         6.1 Organization and Authorization. Clariti is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Clariti is duly qualified and in good standing in every other jurisdiction in which it presently engages in business, in which such qualification is required, and where the failure to be so qualified would have a material adverse effect on the business of Clariti. Clariti has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith, except for such licenses and permits the failure to have would not have a material adverse effect on its business and operations. The execution and delivery by Clariti of this Agreement and the performance of its obligations hereunder have been authorized by all necessary corporate action.

         6.2  Capitalization.

              6.2.1 The total authorized shares of Clariti's common stock consists of 50,000,000 shares of common stock ($.001 par value) as of the date hereof and as a condition of Closing, will consist of three hundred million (300,000,000) shares of common stock ($.001 par value) as of the Closing Date, of which 32,893,883 are issued and outstanding as of the date hereof (the "Clariti's Outstanding Shares"). In addition, Clariti has outstanding warrants and options for 5,980,000 shares, all of which have been reserved for issuance by Clariti. All of Clariti's Outstanding Shares were issued in compliance with all applicable federal, state and foreign securities laws and regulations, have been duly and validly authorized and issued and are fully paid and nonassessable, free of preemptive rights, and to Clariti's knowledge, with no liability attaching to the ownership thereof. None of the Clariti's Outstanding Shares have been issued in violation of any stockholder's preemptive rights.

              6.2.2 The Clariti Common Stock of Seller shall be issued in compliance with all applicable federal, state and foreign securities laws and regulations, will be duly and validly authorized, fully paid and nonassessable, and issued free of preemptive rights with no liability attaching to the ownership thereof. None of the Clariti Common Stock of Seller shall be issued in violation of any stockholder's preemptive rights. As of the Closing, CHH will own the Clariti Common Stock Issued to CHH free and clear of any Liens except as otherwise provided in Section 1.1.2.

              6.2.3 Except as disclosed in the SEC Reports (defined in Section 6.4) there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from Clariti, at any time, or upon the happening of any stated event, any securities of or ownership interest in Clariti, whether or not presently issued or outstanding, nor are there any outstanding securities of Clariti or any other entity which are convertible into or exchangeable for shares or other securities of Clariti, nor are there any agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from Clariti or any other entity any securities so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting or transferability of any shares or securities of Clariti.

         6.3 Freedom to Contract. The execution and delivery of this Agreement by Clariti does not and the performance by it of its obligation hereunder will not (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Clariti, or any amendments thereto or restatements thereof, (b) to the knowledge of Clariti, violate any of the terms, conditions or provisions of any law or order of any court or governmental authority or
(c) to the knowledge of Clariti, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, instrument or obligation, oral or written, to which Clariti is a party (whether as an original party or as an assignee or successor) or by which any of them or any of their respective properties is bound.

         6.4  SEC Reports.

              6.4.1 On or before November 20, 1998, Clariti shall furnish to CHH Clariti's: (i) Amendment No. 2 to Annual Report on Form 10-KSB for the fiscal year ending July 31, 1997 and the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (the "Most Recent Forms 10-KSB");
(ii) Amendment No. 1 to Quarterly Report on Form 10-QSB for the quarter ended April 30, 1998 and Quarterly Reports on Form 10-QSB for the quarters ended January 31, 1998 and October 31, 1997 (collectively, the "Forms 10-QSB"): and
(iii) Forms 8-K filed March 4, 1998, April 24, 1998 and August 7, 1998 (collectively, items (i), (ii) and (iii) shall hereinafter be referred to as the "SEC Reports"). As of their respective dates, the SEC Reports complied with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              6.4.2 Since the respective date as of which information is given in the SEC Reports: (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of Clariti or any of its subsidiaries whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by Clariti or any of its subsidiaries, other than those in the ordinary course of business, and (iii) there has been no dividend or distribution of any kind declared, paid or made by Clariti on any class or its capital stock.

         6.5 Clariti Financial Statements. The unaudited consolidated balance sheet, the consolidated statements of operations and the consolidated statements of cash flow of Clariti and its subsidiaries, together with all notes and schedules thereto, in each case as included in the Forms 10-QSB, are hereinafter referred to collectively as the "Clariti Interim Financial Statements." The audited consolidated balance sheets, statements of operations, statements of stockholders' equity and statements of cash flow of Clariti and its subsidiaries, together with all notes and schedules thereto, in each case as included in the Most Recent Forms 10-KSB, are hereinafter referred to collectively as the "Clariti Audited Financial Statements." The Clariti Audited Financial Statements and the Clariti Interim Financial Statements are collectively referred to hereinafter as the "Clariti Financial Statements."

              6.5.1 The Clariti Interim Financial Statements and Clariti Financial Statements: (i) were prepared in accordance with GAAP, subject only in the case of the Clariti Interim Financial Statements to normal year end adjustments and without footnotes.; (ii) are correct and complete in all material respects; (iii) fairly presented the financial position of Clariti on the date of filing of said financial statements with the SEC; and (iv) fully disclose all material liabilities, obligations or contingencies required to be disclosed under GAAP, including, without limitation, whether any such liabilities, obligations or contingencies affect any properties of any of Clariti (except for this Agreement) limit or restrain Clariti from declaring, setting aside, authorizing or making payment of any dividend or any distribution, whether in cash or property. Except as set forth in Schedule
6.5.1 or in the Form 8-K filed August 7, 1998, since June 30, 1998, there has been no: (a) material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of Clariti, (b) material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by Clariti, other than current liabilities or obligations incurred in the ordinary course of business, (c) change in the accounting methods or practices followed by Clariti or (d) other event or condition of any character which has materially adversely affected Clariti's assets,business or prospects.

         6.6 Title to Properties. To the knowledge of Clariti, Clariti has good and marketable title to all properties and assets (a) reflected on the Clariti Financial Statements or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Clariti Interim Financial Statements), subject only to: (a) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent,
(b) with respect to personal property, the rights of customers of Clariti with respect to inventory or work in progress under orders or contracts entered into by Clariti in the ordinary course of business, (c) liens reflected in the Clariti Financial Statements or notes thereto, or (d) liens for taxes not yet delinquent.

         6.7 Compliance with Laws. To the knowledge of Clariti, Clariti and its subsidiaries have complied with, and none of them is in violation of any, law, ordinance or governmental rule or regulation to which they or their business or assets and properties (real, personal and intangibles) is subject, which in the event of any noncompliance, would have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of Clariti and its subsidiaries taken as a whole. To the knowledge of Clariti, neither Clariti nor any of its subsidiaries has received any claim or notice of any violation of any building, zoning, fire, health or employment laws, ordinances, rules or regulations relating to the properties, assets, premises, business or employees of Clariti or any of its subsidiaries which has not been fully remedied, which violation would have a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of Clariti and its subsidiaries taken as a whole.

         6.8 Other Contracts and Documents. Except as disclosed in some other schedule hereto, Schedule 6.8 lists all material written executory contracts in effect of the date hereof,which exceeds One Hundred Thousand Dollars ($100,000) in value, to which Clariti is a party (whether as an original party or an assignee or successor). On or before November 20, 1998, Clariti shall provide GlobalFirst with copies of all material written executory contracts to which Clariti is a party (whether as an original party or an assignee or successor) which: (a) was not made in the ordinary course of business; (b) as of the date hereof exceeds or at any time prior to the date hereof exceeded Five Hundred Thousand Dollars($500,000) in value; and/or (c) either (i) restricts Clariti or any of its employees from engaging in business or from competing in any line of business with any other parties or (ii) provides for a line of credit or guarantee, pledge of undertaking of the indebtedness of any other person or entity. There are no existing agreements, options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of Clariti, except for those contracts entered into by Clariti in the ordinary course of business.

         6.9 Absence of Default. Except as set forth in Schedule 6.9, and except in such instances of non-compliance as would have a material and adverse effect on the business and operations of Clariti and its subsidiaries taken as a whole, to the knowledge of Clariti, Clariti and its subsidiaries have complied in all material respects with and performed all of their respective material obligations required to have been performed prior to the date hereof under all material contracts, agreements and leases to which any of them is a party (whether as an original party or as an assignee or successor) as of the date hereof, and are not in default in any material respect under any contract, agreement, lease, undertaking, commitment or other obligation; and to the knowledge of Clariti and its subsidiaries, no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder in any material respect. Clariti has no knowledge that any party has failed to comply with or perform all of its material obligations required to have been performed prior to the date hereof under any material contract, agreement or lease to which Clariti or any of its subsidiaries is a party (whether as an original party or as an assignee or successor) as of the date hereof, or that any event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default by such party thereunder.

        6.10  Distributions, Satisfactions, Obligations. Except as set forth in
Schedule 6.10, since the date of the Clariti Interim Financial Statements, to the knowledge of Clariti, Clariti has not:

              (a)	Issued any other shares of its capital stock, bonds or any
other of its securities;

              (b)	Incurred any obligations or liabilities for money borrowed,
or any additional debt in an original principal amount greater than U.S.
$100,000 other than trade debt, or assumed, guaranteed or otherwise become responsible for the obligations of any other party in a principal amount greater than U.S. $100,000, or agreed to so do;

              (c)	Incurred any material obligations or liabilities, in an
amount in excess of U.S. $100,000, other than in the ordinary course of business;

              (d)	Mortgaged or pledged or subjected to lien, charge or other
encumbrance, any of its assets, tangible or intangible, except for capital leases, equipment leases, or in the ordinary course of business;

              (e) Declared, set aside or made or paid any dividend or other distribution to any its stockholders, partners or members; or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or ownership interest, or authorized or effected any split-up or any recapitalization or made any changes in its authorized or issued capital stock;

              (f) Sold, transferred or disposed of any of its assets except assets used or consumed in the ordinary course of business and obsolete equipment and equipment which has been replaced in the ordinary course of business;

              (g) Suffered any material adverse change in its business, material damage to its assets, disruption of business or losses, whether covered by insurance or not, or waived any rights of substantial value; or

              (h) Operated its business in any way other than in the ordinary course.

         6.11 Litigation. Except as disclosed on Schedule 6.11, as the same may be updated, from time to time, by Clariti prior to Closing, there are no material actions, suits, material labor disputes or arbitrations, legal or administrative proceedings pending against Clariti, and to the knowledge of Clariti, no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations are contemplated or threatened against Clariti or any of its subsidiaries or any of their respective assets, properties or businesses. Except as set forth on Schedule 6.11, neither Clariti, its subsidiaries, nor the assets, properties or business of any of them, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal which has, or will have, a material adverse effect on Clariti and its subsidiaries taken as a whole, on a consolidated basis.

         6.12 Tax Matters. To the knowledge of Clariti, except as may be disclosed in the SEC Reports or in Schedule 6.12, Clariti and its subsidiaries have filed all required federal, state, county, local, foreign and other tax returns and reports, paid all taxes shown to have been due on such returns and reports, including interest and penalties with respect thereto,and withheld all amounts required to have been withheld from employees or workers for income taxes, social security and other payroll taxes. To the knowledge of Clariti, except as disclosed in the SEC Reports or in Schedule 6.12, neither Clariti nor any of its subsidiaries is a party to any pending action by any governmental authority for assessment or collection of taxes, or party to any dispute or, to the knowledge of Clariti, threatened dispute in which an adverse determination would have a material adverse effect on the business, operations, properties, or financial condition of the Clariti.

         6.13 Charter and Organizational Documents. On or before November 20, 1998, Clariti shall deliver to GlobalFirst a copy that is true, correct and complete in all material respects of the certificate or articles of incorporation, by-laws and any other governing documents of Clariti, and any amendments thereto or restatements thereof. The corporate or other minute books of Clariti, which shall be made available to CHH and GlobalFirst prior to Closing, accurately reflect in all material respects all corporate action required to be passed upon by the stockholders and boards of directors of Clariti. The stock certificate books and stock transfer ledgers of Clariti, which shall be made available to CHH and GlobalFirst for inspection prior to the Closing, are true, correct and complete in all material respects. To the knowledge of Clariti, all stock transfer taxes levied or payable with respect to all transfers of shares of Clariti prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

     7. CONDITIONS PRECEDENT TO CLARITI'S OBLIGATIONS. All obligations of Clariti under this Agreement are subject to the fulfillment or satisfaction, at the Closing, of each of the following conditions precedent (any one or more of which may be waived in writing in whole or in part by Clariti):

        7.1 Delivery of GlobalFirst Shares and Payment. Seller shall have delivered to Clariti the GlobalFirst Shares and all sums due under Section 1 hereof.

         7.2 Representations and Warranties True as of Closing Date. The representations and warranties of GlobalFirst and/or Seller contained in this Agreement shall be true, correct and complete on and as of the date hereof and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except for changes in the ordinary course of business which, individually or in the aggregate, do not constitute an adverse change to the Companies.

		7.3	Compliance with this Agreement.  Seller and GlobalFirst shall have performed and complied with in all material respects all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing including, without limitation, furnishing Clariti with all information reasonably requested by Clariti pursuant hereto.

         7.4 Notifications and Consents. Seller and GlobalFirst shall have timely given notice required to be given by them to any third party in connection with the consummation of the transactions contemplated hereby, including, without limitation, required notices to the holders of any indebtedness of the Companies, and any governmental bodies or regulatory agencies, where the failure to give such notice would have an adverse effect on the businesses of the Companies. Seller and GlobalFirst shall have received each consent or approval required to be given by any such third party in connection with the consummation of the transactions contemplated hereby, where, in the reasonable judgment of Clariti, the failure to receive such consent or approval would have an adverse effect on the businesses of the Companies.

         7.5 Seller and GlobalFirst's Certificates. Clariti shall have been furnished with a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of Seller and each of the Companies, setting forth
(i) the names, signatures and positions of the officers of the Seller and/or Companies who have executed this Agreement or any other document executed by the Seller and/or Companies and delivered to Clariti at the Closing as a document pursuant to or subject to this Agreement, and (ii) a copy of the resolutions adopted by the board of directors of the Seller and Companies authorizing the execution, delivery and performance of this Agreement.

         7.6 Satisfaction of Due Diligence. Clariti, in its sole, absolute and non-reviewable discretion, shall be satisfied with its findings resulting from its due diligence inquiries including, without limitation, the financial position of the Companies, the business operations of the Companies and any and all matters of or relating to the ownership and operations of the Companies. This condition shall be deemed satisfied unless Clariti shall deliver written notice to CHH by no later than the Closing Date of its dissatisfaction of any such findings. In the event Clariti is not satisfied with its findings resulting from its due diligence inquiries, this Agreement shall be null and void and none of the parties shall have any claims of any kind against any of the other parties.

     8. CONDITIONS PRECEDENT TO GLOBALFIRST AND SELLER' OBLIGATIONS. All obligations of GlobalFirst and the Seller under this Agreement are subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent (any one or more of which may be waived in writing in whole or in part by GlobalFirst and CHH):

         8.1 Delivery of Clariti Shares. Clariti shall have delivered to CHH, stock certificates representing the Clariti Common Stock of Seller in accordance with Section 1.

         8.2 Representations and Warranties True as of Closing Date. The representations and warranties of Clariti contained in this Agreement shall be true, correct and complete at and as of the date hereof and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except for changes in the ordinary course of business which, individually or in the aggregate, do not constitute an adverse change to Clariti.

         8.3 Compliance with this Agreement. Clariti shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing including, without limitation, furnishing CHH and GlobalFirst with all information reasonably requested by CHH and GlobalFirst pursuant hereto.

          8.4 Notifications and Consents. Clariti shall have timely given all notices required to be given by it to any third party in connection with the consummation of the transactions contemplated hereby, including, without limitation, required notices to the holders of any indebtedness of Clariti and any governmental bodies or regulatory agencies, where the failure to give such notice would have an adverse effect on the businesses of Clariti and its subsidiaries. Clariti shall have received each consent or approval required to be given by any such third party in connection with the consummation of the transactions contemplated hereby, where, in the reasonable judgment of CHH and GlobalFirst, the failure to receive such consent or approval would have an adverse effect on the business of Clariti.

         8.5 Secretary's Certificate. CHH and GlobalFirst shall have been furnished with a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of Clariti, setting forth (i) the names, signatures and positions of the officers of Clariti who have executed this Agreement or any other document executed by Clariti and delivered to CHH and GlobalFirst at the Closing as a document pursuant to or subject to this Agreement, and (ii) a copy of the resolutions adopted by the board of directors of Clariti authorizing the execution, delivery and performance of this Agreement.

         8.6 Satisfaction of Due Diligence. CHH and GlobalFirst, in their sole, absolute and non-reviewable discretion, shall be satisfied with their findings resulting from their due diligence inquiries including, without limitation, the financial position of Clariti, the business operations of Clariti and any and all matters of or relating to the ownership and operations of Clariti. This condition shall be deemed satisfied unless either CHH or GlobalFirst shall deliver written notice to Clariti by no later than the Closing Date of dissatisfaction of any such findings. In the event either CHH or GlobalFirst is not satisfied with its findings resulting from its due diligence inquiries, this Agreement shall be null and void and none of the parties shall have any claims of any kind against any of the other parties.

         8.7 Clariti Approval. The Board of Directors and a majority of the stockholders of Clariti shall authorize and file an amendment to the certificate of incorporation of Clariti increasing the number of authorized shares of Clariti's common stock to three hundred million (300,000,000) shares (the "Certificate of Amendment").

         8.8 Amendment of Certificate of Incorporation. Clariti shall have filed the Certificate of Amendment with the Secretary of State of the State of Delaware and shall have delivered to GlobalFirst a certified copy of the Certificate of Amendment.

     9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made by each party in this Agreement, in any Schedule hereto or in any list, certificate, documents or written statement furnished or delivered by any such party pursuant hereto shall survive the Closing hereunder and continue in full force and effect (i) with respect to the representations and warranties contained in Section 3.17 and 6.12, for a period of five (5) years following the Closing Date, and (ii) with respect to all other representations, warranties and covenants, for a period of one (1) year following the Closing Date, notwithstanding any investigation conducted before or after the Closing or the decision of any party to complete the Closing. In furtherance of the foregoing, and not by way of limitation, the affirmative and negative covenants and obligations of the Covenantors as set forth in Sections
2.4 and 2.5 hereof shall survive Closing and shall remain a continuing obligation of such parties for a period of three (3) years following the Closing Date.

     10. MISCELLANEOUS.

         10.1 Brokers' And Finders' Fees. The parties hereby represent and warrant to each other that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person or entity who or which may be entitled to a brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The parties hereby agree to indemnify and hold each other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of such party or any of its affiliates' dealings, arrangements or agreements with or any such other person or entity.

         10.2 Press Releases. Except as required by law or under the rules and regulations of the SEC, no party shall issue any press release nor otherwise make public any information with respect to this Agreement nor the transactions contemplated thereby, prior to the Closing Date, without the consent of the other.

         10.3 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of all the other parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

         10.4 Notices. Except as otherwise specifically provided herein, all notices, requests, demands, and other communications hereunder must be in writing and shall be given by prepaid certified or registered mail, return receipt requested, or by a nationally recognized overnight delivery service, addressed to the principal offices of each part or to such other address as shall have been designated in writing by any party. All notices, requests, demands and other communications hereunder shall be effective on the earlier of
(i) when received or (ii) two (2) business days after being deposited in the mails, certified or registered mail, postage prepaid or the next business day if sent by such nationally recognized overnight delivery service, and addressed as aforesaid, except that notice of change of address shall be effective only from the date of its receipt. For purposes hereof, the following are the principal offices:

      If to GlobalFirst or the Seller:

      One Putney Bridge Approach
      London SW63JD

      If to Clariti:

      1341 N. Delaware Avenue, Suite 408
      Philadelphia, PA  19125
      Attn.: Peter S. Pelullo, Chief Executive Officer

With a copy to:

      Eizen Fineburg & McCarthy, LLP
      2001 Market Street, Suite 3410
      Philadelphia, PA  19103
      Attn.: Gary J. McCarthy, Esquire

         10.5 Entire Agreement; Amendments; Waivers; Expenses. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Changes in or additions to this Agreement may be made only by written instrument executed by the parties. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. The parties shall bear their own expenses in connection with this Agreement.

         10.6 Severability. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.7 Knowledge. The term "knowledge" means actual knowledge after reasonable investigation.

         10.8 General. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement shall be construed and enforced as a contract under seal in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania. Any and all legal proceedings concerning the infringement, breach, or contemplated breach of this Agreement be filed in the Commonwealth of Pennsylvania, Philadelphia County, only and the parties hereto consent to such jurisdiction.



      IN WITNESS WHEREOF, the parties have caused this Share Exchange Agreement to be duly executed and delivered as of the day and year first above written.


                                     CLARITI:

                                     Clariti Telecommunications International,
                                     Ltd., a Delaware corporation

                                     s/Peter S. Pelullo
                                     ------------------
                                     Peter S. Pelullo
                                     Chief Executive Officer

                                     CHH:

                                     Chadwell Hall Holdings Ltd., a British
                                     Virgin Islands corporation

                                     s/Ernest Attard
                                     ------------------
                                     Director

                                     GLOBALFIRST:

                                     GlobalFirst Holdings Ltd., a United
                                     Kingdom corporation

                                     s/Hugh Rodley
                                     ------------------
                                     Director

                                EXHIBIT "1"
                                    to
                         Share Exchange Agreement
                            made by and among
         Clariti Telecommunications International, Ltd. ("Clariti");
                 Chadwell Hall Holdings, Ltd. ("CHH") and
                GlobalFirst Holdings, Ltd. ("GlobalFirst")


                      LIST OF DISCLOSURE SCHEDULES
                      ----------------------------

Schedule           Schedule
Reference          Title
---------------    ---------------------------------------

Schedule 2.2       Permitted Actions

Schedule 2.4.1     Transfer of Assets to Clariti Wireless

Schedule 3.1       Licenses and Permits

Schedule 3.3       Options

Schedule 3.6       Wholly-Owned Subsidiaries

Schedule 3.7       Directors and Officers

Schedule 3.8.1     Material Changes

Schedule 3.9       Absence of Undisclosed Liabilities

Schedule 3.11      Other Contracts, Documents
                   Acquisitions, Mergers, Consolidations, etc.

Schedule 3.12      Absence of Default

Schedule 3.13      Distributions, Satisfactions, Obligations

Schedule 3.14      Litigation - Seller and GlobalFirst

Schedule 3.17      Tax Matters-CHH and GlobalFirst

Schedule 5.2       Prohibited Actions Pending Closing

Schedule 6.5.1     Interim Financial Statements and Financial
                   Statements-Clariti

Schedule 6.8       Material Executory Contracts

Schedule 6.9       Absence of Default

Schedule 6.10      Distributions, Satisfactions and Obligations

Schedule 6.11      Litigation - Clariti

Schedule 6.12      Tax Matters-Clariti

                                EXHIBIT "A"
                                    to
                         Share Exchange Agreement
                            made by and among
         Clariti Telecommunications International, Ltd. ("Clariti");
                 Chadwell Hall Holdings, Ltd. ("CHH") and
                GlobalFirst Holdings, Ltd. ("GlobalFirst")



                        CONFIDENTIALITY AGREEMENT
                        -------------------------


This Agreement is made and entered into as of November 6, 1998, by and between:
Clariti Telecommunications International, Ltd., a Delaware (U.S.) corporation formerly known as Sigma Alpha Group, Ltd. ("Clariti"); and Chadwell Hall Holdings, Ltd., a corporation formed under the laws of the British Virgin Islands ("CHH"), and GlobalFirst Holdings, Ltd., a corporation formed under the laws of the United Kingdom ("GlobalFirst" and, together with CHH, "Seller").

                               BACKGROUND
                               ----------
     A. Clariti and Seller are the parties to that certain Share Exchange Agreement made as of November 6, 1998, pursuant to which Clariti may acquire from CHH one hundred percent (100%) of the issued and outstanding stock of GlobalFirst (the "Share Exchange Agreement").

     B. Clariti wishes to conduct due diligence inquiries of the Companies (as defined in the Share Exchange Agreement), including, without limitation, with respect to the financial position and business operations of the Companies and any and all matters of or relating to the ownership and operations of the Companies.

     C. Seller wishes to conduct due diligence inquiries of Clariti, including, without limitation, with respect to the financial position and business operations of Clariti and any and all matters of or relating to the ownership and operations of Clariti.

NOW THEREFORE, in consideration of the premises and the respective agreements and covenants contained herein, intending to be legally bound, the parties hereby agree as follows:

     1.  Due Diligence.
         -------------
         1.1 Due Diligence by Clariti. From and after the date hereof until the Closing (as defined in the Share Exchange Agreement), Seller shall cause the respective shareholders, directors, officers, employees, consultants, independent certified public accountants, counsel and other agents and representatives of each of the Companies (the "GlobalFirst Representatives") to afford to three (3) representatives of Clariti: (i) free and full access at all reasonable times during ordinary business hours to all of the properties, customer lists, contracts, books, records and other property, including all computerized information and data bases and any tax returns, financial statements, budgets, projections, operating reports and related information, whether completed or otherwise, of each of the Companies and (ii) the right to:
(a) consult with the GlobalFirst Representatives at all reasonable times during ordinary business hours, (b) take a physical inventory of any of the Companies or to audit all or any part of any of the Companies' books and records, through an independent certified public accountant of Clariti or otherwise, and (c) review and copy the work papers and other records of any independent certified public accountants of any of the Companies and such additional financial and operating data and other information as to the business and properties of any of the Companies as Clariti shall from time to time reasonably require for the purpose of evaluating the Companies and the transactions contemplated in the Share Exchange Agreement.

         1.2 Due Diligence by Seller. From and after the date hereof until the Closing, Clariti shall cause its directors, officers, employees, consultants, independent certified public accountants, counsel, officers, agents and representatives (the "Clariti Representatives") to afford to three
(3) representatives of Seller: (i) free and full access at all reasonable times during ordinary business hours to Clariti's properties, customer lists, contracts, books, records and other property, including all computerized information and data bases and any tax returns, financial statements, budgets, projections, operating reports and related information, whether completed or otherwise; and (ii) the right to (a) consult with the Clariti Representatives at reasonable times during ordinary business hours, (b) to take a physical inventory of Clariti or to audit all or any part of Clariti's books and records, through independent certified public accountants designated by Seller, or otherwise, (c) review and copy the work papers and other records of any independent certified public accountants of Clariti and such additional financial and operating data and other information as to the business and properties of Clariti as Seller shall from time to time reasonably require for the purpose of evaluating Clariti and the transactions contemplated in the Share Exchange Agreement.

     2.  Definitions.
         -----------
         Hereinafter, each party shall be "Disclosing Party" with respect to its information and "Receiving Party" with respect to the information received from the other party.

         "Confidential Information" shall mean any information disclosed to Receiving Party by Disclosing Party orally, in writing or in model or other tangible form that is generally not known to the public, whether of a technical, business or other nature, and which is clearly identified at the time of disclosure as confidential or proprietary (or other similar designation). Confidential Information shall include all: tangible material, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable, financial statements and projections (except those already voluntarily disclosed to the public domain by Disclosing Party ), methods of operation, specifications, drawings, samples, designs, construction and process information, formulae, trade secrets, know-how, models, reports, forecasts, current or historical data, computer programs or files and all other technical financial or business data, regarding the business affairs, products (whether patented or unpatented), and services of a party, both written and unwritten, which are clearly identified at the time of disclosure as confidential or proprietary (or other similar designation). Confidential Information shall include all oral discussions, and their content, regarding information which has been previously identified as "Confidential Information." Confidential Information shall include all specific information transmitted orally and clearly identified at the time of disclosure as confidential or proprietary (or other similar designation).

     3.  Exclusions.
         ----------
         Notwithstanding any other provision of this Agreement, the parties acknowledge that Confidential Information shall not include any information which is: (a) publicly known or becomes publicly known through no act or omission by Receiving Party; (b) already known to Receiving Party at the time of disclosure as evidenced by written documents; (c) rightfully received by Receiving Party from a third party without breach of this Agreement; (d) approved for release by express written authorization of Disclosing Party; (f) independently developed by Receiving Party without use of Confidential Information.

     4.  Exception.
         ----------
         Receiving Party may disclose Confidential Information in accordance with judicial and other governmental order, provided Receiving Party first gives Disclosing Party reasonable notice prior to any such disclosure in order to permit Disclosing Party an opportunity to protect the confidentiality of such Confidential Information.

     5.  Security; Notice of Restrictions; Persons Bound.
         -----------------------------------------------
         Disclosing Party shall take reasonable care and reasonable security precautions (in no event less than the security precautions it takes to protect its own Confidential Information) to keep confidential any and all Confidential Information received from Disclosing Party. In furtherance of the foregoing, and not in limitation thereof, Receiving Party may disclose Confidential Information only to those GlobalFirst Representatives or Clariti Representatives, as the case may be, who have a need to know such Confidential Information. Receiving Party shall inform its GlobalFirst Representatives and Clariti Representatives, as the case may be, who handle such information that it is Confidential Information hereunder and shall not to be disclosed to others. Receiving Party shall advise each person to whom Receiving Party discloses any Confidential Information of the requirement for confidentiality under this Agreement and cause each such person to be bound by this Agreement.

     6.  Prohibitions.
         ------------
         6.1 Receiving Party shall not reverse engineer, decompile or disassemble any software or hardware products disclosed to Receiving Party. Receiving Party further agrees to use Disclosing Party's Confidential Information only for the purpose contemplated by the Share Exchange Agreement.

         6.2 Prior to the earlier to occur of the Closing or the date occurring five (5) years after the termination of the Share Exchange Agreement, Receiving Party, directly or indirectly, shall not: (i) solicit or service in any way, on behalf of such party or on behalf of or in conjunction with others, any client or customer, or prospective client or customer, which has been solicited or serviced by Disclosing Party; or (ii) solicit for employment, employ or engage as an independent contractor, any person who is employed by Disclosing Party, or induce any such person to leave the employ of Disclosing Party.

     7.  Notice of Violation.
         -------------------
         Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of this Agreement by Receiving Party, and shall cooperate with

Disclosing Party in every reasonable way to help Disclosing Party regain possession or control of such Confidential Information to prevent its further unauthorized use.

     8.  Return of Confidential Information.
         ----------------------------------
         Receiving Party shall return all originals, copies, reproductions, and summaries of Confidential Information at Disclosing Party's request, or at Disclosing Party's option, certify destruction of the same.

     9.  Access for Compliance.
         ---------------------
         Disclosing Party may visit Receiving Party's premises, with reasonable prior notice and during normal business hours, to review Receiving Party's compliance with the terms of this Agreement.

    10.  Property Right.
         --------------
         Receiving Party agrees that Disclosing Party's Confidential Information is and shall at all times remain the exclusive property of Disclosing Party, constitute valuable trade secrets of Disclosing Party, and that the unauthorized disclosure or use of such Confidential Information by Receiving Party shall cause irreparable harm to Disclosing Party. In the event of any actual or threatened violation of the restrictions set forth herein by Receiving Party, Disclosing Party shall be entitled, in addition to any other remedy, to preliminary and permanent injunctive relief.

    11.  Miscellaneous.
         -------------
         11.1 Attorney's Fees. If at any time any party hereto retains one or more attorneys to enforce any covenant or agreement of any other party hereto, or to defend itself against any claim by any other party, whether or not suit is filed, and such party is substantially successful in recovering its claim, then such party's reasonable attorney's fees, expenses and litigation costs, if any, shall be due and payable by the other party, this covenant to survive the termination of this Agreement.

         11.2 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of all the other parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

         11.3 Notices. The terms of Section 10.4 (titled "Notices") of the Share Exchange Agreement are hereby incorporated by reference herein.

         11.4 Entire Agreement; Amendments; Waivers; Expenses. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Headings appearing herein are merely for convenience and shall not in any way alter the construction or meaning of any provision hereof. Changes in or additions to this Agreement may be made only by written instrument executed by the parties. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. The failure of any party to insist, in any one or more instances, upon performance of any term, condition or restriction of this Agreement shall not be construed as a waiver or relinquishment of any rights or remedies granted hereunder for the future performance of any such term, condition or restriction. The parties shall bear their own expenses in connection with this Agreement.

         11.5 Severability. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.6 Benefit. Neither party may assign any of its rights or obligations hereunder without the express written consent of the other party. Except as prohibited hereunder, this Agreement shall inure to and shall be binding upon the parties hereto and their respective successors and assigns.

         11.7 General. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement shall be construed and enforced as a contract under seal in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania. Any and all legal proceedings concerning the infringement, breach, or contemplated breach of this Agreement shall be filed in the Commonwealth of Pennsylvania, Philadelphia County, only and the parties hereto consent to such jurisdiction.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                    CLARITI:

                                    Clariti Telecommunications International,
                                    Ltd., a Delaware corporation

                                     s/Peter S. Pelullo
                                     ------------------
                                     Peter S. Pelullo
                                     Chief Executive Officer

                                     CHH:

                                     Chadwell Hall Holdings Ltd., a British
                                     Virgin Islands corporation

                                     s/Ernest Attard
                                     ------------------
                                     Director

                                     GLOBALFIRST:

                                     GlobalFirst Holdings Ltd., a United
                                     Kingdom corporation

                                     s/Hugh Rodley
                                     ------------------
                                     Director